NEWS RELEASE

FOR IMMEDIATE RELEASE

U. S. Steel Announces Strategic Alternatives Process
•Company Committed to Maximize Stockholder Value After Receiving Multiple Unsolicited Proposals
•Proposals Received to Date are a Validation of U. S. Steel’s Strategy and Successful Track Record of Execution
PITTSBURGH – August 13, 2023 – United States Steel Corporation (NYSE: X) (“U. S. Steel”) today announced that its Board of Directors has decided to initiate a formal review process, with the assistance of outside financial and legal advisors, to evaluate strategic alternatives for the Company. The Board of Directors and management team are committed to acting in the best interests of the Company, its stockholders and its stakeholders. U. S. Steel has made significant progress transforming the Company into a customer-centric, world-competitive Best for All® steelmaker as it continues to win in strategic markets, move down the cost curve and move up the talent curve.
“U. S. Steel’s Board and management team are committed to maximizing value for our stockholders, and to that end, we have commenced a comprehensive and thorough review of strategic alternatives,” said David B. Burritt, U. S. Steel’s President, Chief Executive Officer and member of the Board of Directors. “This decision follows the Company receiving multiple unsolicited proposals that ranged from the acquisition of certain production assets to consideration for the whole Company. The Board is taking a measured approach to considering these proposals, including seeking more information in order to evaluate proposals that are preliminary and subject to ongoing due diligence and review.”

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NEWS RELEASE
Burritt continued, “U. S. Steel has been on a strategic journey executing a compelling transformation, building out best-in-class EAF steelmaking and finishing capabilities, while reducing our carbon footprint. Our balance sheet is stronger than ever, and we are delivering resilient cash flow while prioritizing direct returns to stockholders. The interest demonstrated by the unsolicited proposals received to date is a validation of U. S. Steel’s strategy and successful track record of execution. While the Board conducts its review of previously received proposals and other proposals it expects to receive, our entire team remains focused on safely and responsibly executing across all of our operations and advancing our Best for All® strategy, while continuing to deliver for all stakeholders.”
There is no deadline or definitive timetable set for completion of the strategic alternatives review process and there can be no assurance that this process will result in the Company pursuing a transaction or any other strategic outcome. U. S. Steel does not intend to make any further public comment regarding the review of strategic alternatives until it has been completed or the Company determines that a disclosure is required by law or otherwise deemed appropriate.
Advisors
Barclays Capital Inc. and Goldman Sachs & Co. LLC are serving as financial advisors to U. S. Steel. Milbank LLP and Wachtell, Lipton, Rosen & Katz are acting as legal advisors.

Founded in 1901, United States Steel Corporation is a leading steel producer. With an unwavering focus on safety, the Company’s customer-centric Best for All® strategy is advancing a more secure, sustainable future for U. S. Steel and its stakeholders. With a renewed emphasis on innovation, U. S. Steel serves the automotive, construction, appliance, energy, containers, and packaging industries with high value-added steel products such as U. S. Steel’s proprietary XG3® advanced high-strength steel. The Company also maintains competitively advantaged iron ore production and has an annual raw steelmaking capability of 22.4 million net tons. U. S. Steel is headquartered in Pittsburgh, Pennsylvania, with world-class operations across the United States and in Central Europe. For more information, please visit www.ussteel.com.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
    This release contains information that may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend the forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in those sections. Generally, we have identified such forward-looking statements by using the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “target,” “forecast,” “aim,” “should,” “plan,” “goal,” “future,” “will,” “may,” and similar expressions or by using future dates. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. Forward-looking statements are not historical facts, but instead represent only the Company’s beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside of the Company’s control. It is possible that the Company’s actual results, financial condition and developments may differ, possibly materially, from the anticipated results, developments and financial condition indicated in these forward-looking statements. Management believes

©2023 U. S. Steel. All Rights Reserved www.ussteel.com United States Steel Corporation

NEWS RELEASE
that these forward-looking statements are reasonable as of the time made. However, caution should be taken not to place undue reliance on any such forward-looking statements because such statements speak only as of the date when made. Our Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In addition, forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our Company's historical experience and our present expectations or projections. These risks and uncertainties include, but are not limited to, whether the objectives of the strategic alternative review process will be achieved; the terms, structure, benefits and costs of any strategic transaction; the timing of any transaction and whether any transaction will be consummated at all; the risk that the strategic alternatives review and its announcement could have an adverse effect on the ability of the Company to retain customers and retain and hire key personnel and maintain relationships with customers, suppliers, employees, shareholders and other business relationships and on its operating results and business generally; the risk the strategic alternatives review could divert the attention and time of the Company’s management, the risk of any unexpected costs or expenses resulting from the review; the risk of any litigation relating to the review; and the risks and uncertainties described in “Item 1A. Risk Factors” in our Annual report on Form 10-K for the year ended December 31, 2022 and those described from time to time in our future reports filed with the Securities and Exchange Commission.
Contacts:

Tara Carraro
Senior Vice President, Chief Communications Officer
T- 412-433-1300
E- media@uss.com

Kelly Sullivan / Ed Trissel
Joele Frank, Wilkinson Brimmer Katcher
T- 212-355-4449

Kevin Lewis
Vice President
Finance
T- 412-433-6935
E- klewis@uss.com

©2023 U. S. Steel. All Rights Reserved www.ussteel.com United States Steel Corporation